Exhibit 99.1
[GRAPHIC OMITTED]
UCAR INTERNATIONAL INC.    3102 West End Avenue, Suite 1100, Nashville, TN 37203

                                                        N E W S    R E L E A S E

FOR IMMEDIATE RELEASE                                   CONTACT:  Nancy M. Falls
                                                                       Treasurer
                                                                    615-760-7720

             UCAR INTERNATIONAL REPORTS SECOND QUARTER EPS OF $0.13
                   BEFORE PREVIOUSLY ANNOUNCED SPECIAL CHARGES

         Nashville, TN - July 19, 2001 - UCAR International Inc. (NYSE: UCR) today announced results for the quarter ended June 30, 2001. Income before special charges was $6 million, or $0.13 per diluted share, for the 2001 second quarter as compared to $3 million, or $0.07 per diluted share for the 2001 first quarter and $11 million, or $0.24 per diluted share, for the 2000 second quarter. Net sales were $171 million in the 2001 second quarter, the same as in the 2001 first quarter and down 14 percent as compared to the 2000 second quarter. Gross margin was 29.9 percent for the 2001 second quarter as compared to 28.5 percent for the 2001 first quarter and 28.1 percent for the 2000 second quarter.

         We are very pleased with our 2001 second quarter results. We continued to reduce our production costs, improving our gross margin to 29.9 percent, despite difficult economic conditions. Our Graphite Power Systems (GPS) Division increased its gross margin to 29.8 percent for the 2001 second quarter from 27.4 percent in the 2001 first quarter primarily due to plant cost reductions and productivity improvements, while our Advanced Energy Technology Division had gross margin of 31.2 percent for the 2001 second quarter. We also achieved continued reductions in both overhead and interest expense primarily due to our efforts to streamline global work processes and maintain tight working capital management to reduce net debt.

         We achieved a major milestone in the 2001 second quarter with the signing of a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard Power Systems for natural graphite-based materials and manufactured components for use in Ballard(R) fuel cells and fuel cell systems, announced in June 2001.

GRAPHITE POWER SYSTEMS DIVISION
         Our Graphite Power Systems Division had net sales of $137 million in the 2001 second quarter as compared to $170 million in the 2000 second quarter. The decrease was primarily due to lower volume of graphite electrodes sold. Graphite electrode volume for the 2001 second quarter was 46 thousand metric tons. Although graphite electrode volume increased seven percent as compared to the 2001 first quarter, it was lower

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than typical historical second quarter volumes. The decrease in volume in the
2001 second quarter as compared to the 2000 second quarter was primarily a result of continued lower North American steel production and our selectivity in selling in the U.S. market to minimize bad debt exposure. Our average sales revenue per metric ton of graphite electrodes in the 2001 second quarter was $2,367, essentially the same as the 2000 second quarter average of $2,374, while the average was down $52 from the 2001 first quarter due to the weakening of foreign currencies against the U.S. dollar. Our announced increases in local currency selling prices have been sustained in the 2001 second quarter. Net sales of cathodes in the 2001 second quarter were lower than in the 2000 second quarter primarily due to the timing of shipments to customers. Our cathode business order book remains sold out for 2001.

         Gross margin in our GPS Division increased to 29.8 percent in the 2001 second quarter from 28.7 percent in the 2000 second quarter despite significantly lower net sales and higher energy costs. The increase was due to improvements in both our graphite electrode and cathode businesses. Our graphite electrode business benefited from improved productivity, head-count reductions, lower major maintenance spending and lower costs due to the weakening of local currencies in the countries in which we have foreign manufacturing facilities as compared to the U.S. dollar in the 2001 second quarter as compared to the 2000 second quarter. Our cathode business benefited from efficiencies as a result of our global realignment of cathode capacity and from cost improvements. Gross margin in our GPS Division increased to 29.8 percent in the 2001 second quarter from 27.4 percent in the 2001 first quarter primarily due to plant cost reductions, improvements in energy costs and lower costs due to the strengthening of the U.S. dollar.

         In addition, in the 2001 second quarter we announced our intention to shut down our graphite electrode manufacturing operations in Clarksville and Columbia, TN, our highest cost graphite electrode manufacturing operations. The shutdown is part of our strategy of reducing costs and optimizing global production capacity. We expect that the shutdown will result in annual cost savings of $18 million beginning in 2002 and will enable us to avoid $9 million in otherwise necessary capital expenditures. The shutdown is on schedule for completion by the end of the 2001 third quarter.

ADVANCED ENERGY TECHNOLOGY DIVISION
         Net sales for our Advanced Energy Technology Division were $34 million in the 2001 second quarter, 17 percent higher than net sales of $29 million in the 2000 second quarter. The increase in net sales was primarily due to an increase in sales of products to customers in the aerospace and fuel cell industries and new sales of technology, partially offset by cyclical declines in sealing products sold to the automotive industry. Gross margin was 31.2 percent in the 2001 second quarter, up 7.4 percentage points from 23.8 percent in the 2000 second quarter as a result of the increase in net sales and continued improvement in cost of sales due to the restructuring of our graphite specialties business.

       Our accomplishments in the 2001 second quarter include the following:

       o We entered into a new exclusive development and collaboration agreement and a new exclusive long-term supply agreement with Ballard Power Systems. The new agreements extend the scope and term of our prior agreements. The scope of the new exclusive development and collaboration agreement includes natural graphite-based materials and components, including flow field plates and gas diffusion layers, for use in proton exchange membrane (PEM) fuel cells and fuel cell systems for transportation, stationary and portable applications. The development and collaboration agreement was extended from 2002 to 2011. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite-based materials for Ballard(R)fuel cells and fuel cell systems. We will also be the exclusive manufacturer of natural graphite-based components for Ballard fuel cells and fuel cell systems, other than those components Ballard manufactures for itself. The supply agreement was extended from 2008 to 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite-based materials and components for use in PEM fuel cells to other parties in the fuel cell industry.

       o Ballard Power Systems became a strategic investor in Graftech, investing $5 million in shares of Ballard common stock for a 2.5% equity ownership interest, to support the development and commercialization of natural graphite-based materials and components for PEM fuel cells.

       o The rate of patent application filings continued to accelerate.
         We filed 29 patent applications and were issued seven patents in the 2001 second quarter. This compares to 16 patent applications and six issued patents in the 2000 second quarter. The new patent applications and issued patents primarily relate to the electronic thermal management and fuel cell industries. The 2001 second quarter activity increased total patent applications and patent application priority rights to more than 270 and total issued patents to 142.

       o Our advanced flexible graphite line for fuel cell component manufacturing is in the final stages of commissioning and is expected to begin production in early August 2001.

CORPORATE
         Selling, general and administrative expenses were $19 million in the 2001 second quarter as compared to $23 million in the 2000 second quarter. Intensive management of these expenses since 1998 has reduced the quarterly run rate from approximately $28 million at the end of 1997 to an expected quarterly run rate of under $20 million in the second half of 2001.

         Interest expense declined $2 million in the 2001 second quarter as compared to the 2000 second quarter. The decrease was due to both lower average debt outstanding during the period and lower interest rates.

         Our effective tax rate, excluding special charges, was 45 percent for the first half of 2001 as compared to our average effective tax rate, excluding special charges, of 30 percent for the full year 2000, primarily due to a higher percent of earnings in higher tax jurisdictions.

         We had $6 million in income before special charges and a loss of $39 million after special charges for the 2001 second quarter as compared to $11 million of income before and after special charges for the 2000 second quarter. In the 2001 second quarter, a $68 million, pre-tax, special charge was recorded. $58 million ($35 million after-tax) of the special charge was recorded for restructuring and asset impairment related to the shut down of our graphite electrode manufacturing operations in Clarksville and Columbia, TN. $10 million (before and after tax) of the special charge was recorded to increase our reserve for potential liabilities and expenses for antitrust investigations and related lawsuits and claims. After the special charges, we had a loss of $0.87 per basic share for the 2001 second quarter as compared with earnings per share of $0.24 in the 2000 second quarter.

         Net cash used in operations (before antitrust fines and net settlements and related expenses and restructuring payments) was $9 million in the 2001 second quarter as compared to net cash generated by operations of $25 million (before antitrust fines and net settlements and related expenses and restructuring payments) in the 2000 second quarter. The use of cash resulted primarily from increased working capital levels necessary for the GPS Division. Graphite electrode inventory levels increased primarily due to transitioning activities in connection with the shutdown of graphite electrode manufacturing operations and raw material inventory levels increased due to additional petroleum coke purchases in connection with the explosion at Conoco's Humberside facility in mid-April 2001. Conoco is one of our major petroleum coke suppliers. We continue to place a very high priority on managing our worldwide free cash flow. Our net debt (total debt less cash, cash equivalents and short-term investments) was $660 million at the end of the 2001 second quarter as compared to $659 million at the end of the 2001 first quarter.

         As previously announced, the European Commission has issued its decision regarding its graphite electrode antitrust investigation. Under the decision, the Commission has assessed a fine of Euro 50.4 million (approximately $43 million) against UCAR resulting from the role of our former management in a graphite electrode price fixing cartel. As a result of our significant and early cooperation with the Commission, our fine reflects a 40 percent reduction from the amount that otherwise would have been assessed. Seven other graphite electrode producers were also fined under the decision, with fines ranging up to Euro 80.2 million (approximately $69 million). As a result of the fine, we recorded a charge of $10 million in the 2001 second quarter. The Commission's policy is to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. Based on that policy and our recent discussions regarding payment terms with the Commission, we believe that payment of the fine will not interfere with the implementation of our business strategies or compliance with financial covenants in our credit agreement. A registration statement relating to our common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Full quarterly financial information will be completed in connection with the filing of our Form 10-Q in August 2001.

        In conjunction with this earnings release, you are invited to listen to our earnings conference call being held today at 11:00 a.m. EDT. The dial-in number is 800-257-7087 for domestic callers and 303-205-0033 for international callers. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.ucar.com under the Investor Relations section.
   ------------

        UCAR PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS FUTURE PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES, FUTURE PRICES AND SALES OF AND DEMAND FOR GRAPHITE ELECTRODES AND OTHER PRODUCTS, FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE OF VARIOUS BUSINESSES, STRATEGIC PLANS AND PROGRAMS, IMPACTS OF REGIONAL AND GLOBAL ECONOMIC CONDITIONS, RESTRUCTURING, REALIGNMENT, STRATEGIC ALLIANCE AND PARTNERSHIP, SUPPLY CHAIN, TECHNOLOGY DEVELOPMENT AND COLLABORATION, JOINT VENTURE, OPERATING, RATIONALIZATION, INTEGRATION AND CAPITAL PROJECTS, LEGAL MATTERS AND RELATED COSTS, CONSULTING FEES AND RELATED PROJECTS, POTENTIAL OFFERINGS AND OTHER ACTIONS REGARDING COMMON STOCK OF GRAFTECH INC., AND FUTURE COSTS, WORKING CAPITAL, REVENUE, BUSINESS OPPORTUNITIES, VALUES, DEBT LEVELS, CASH FLOW, COST SAVINGS AND REDUCTIONS, MARGINS AND EARNINGS. WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE PERFORMANCE, RESULTS AND TRENDS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE THE POSSIBILITY THAT ANNOUNCED ADDITIONS TO CAPACITY FOR PRODUCING STEEL IN ELECTRIC ARC FURNACES OR ANNOUNCED REDUCTIONS IN GRAPHITE ELECTRODE MANUFACTURING CAPACITY MAY NOT OCCUR, THE POSSIBILITY THAT INCREASED PRODUCTION OF STEEL IN ELECTRIC ARC FURNACES MAY NOT RESULT IN INCREASED DEMAND FOR OR PRICES OR SALES OF GRAPHITE ELECTRODES, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO PENDING ANTITRUST INVESTIGATIONS OR PENDING ANTITRUST LAWSUITS, THE COMMENCEMENT OF NEW INVESTIGATIONS OR LAWSUITS RELATING TO THE SAME SUBJECT MATTER OF THESE PENDING INVESTIGATIONS OR LAWSUITS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO LAWSUITS INITIATED BY US AGAINST OUR FORMER PARENTS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CIRCUMSTANCES RELATING TO STRATEGIC PLANS OR PROGRAMS OR REALIGNMENT, STRATEGIC ALLIANCE OR PARTNERSHIP, SUPPLY CHAIN, TECHNOLOGY DEVELOPMENT AND COLLABORATION, RESTRUCTURING, JOINT VENTURE, OPERATING, CAPITAL, RATIONALIZATION, INTEGRATION OR OTHER PROJECTS, CHANGES IN CURRENCY EXCHANGE RATES, CHANGES IN MARKET INTEREST RATES, CHANGES IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITIONS OF GRAFTECH INC., CHANGES IN OUR NEED FOR OR AVAILABILITY OF FUNDS, FAILURE TO SATISFY CONDITIONS OR MILESTONES TO OUR JOINT VENTURES, ALLIANCE OR DEVELOPMENT PROJECTS WITH JILIN CARBON, PECHINEY, BALLARD OR CONOCO, CHANGES IN GLOBAL OR REGIONAL ECONOMIC AND COMPETITIVE CONDITIONS, CHANGES IN MARKET ENERGY AND PETROLEUM COSTS, TECHNOLOGICAL DEVELOPMENTS, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN OUR FILINGS WITH THE SEC. THE STATEMENTS CONTAINED IN THIS NEWS RELEASE SHALL NOT BE DEEMED TO CONSTITUTE AN ADMISSION AS TO ANY LIABILITY IN CONNECTION WITH ANY CLAIM OR LAWSUIT. THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. REFERENCES TO STREET OR ANALYST EARNINGS ESTIMATES MEAN THOSE PUBLISHED BY FIRST CALL, A SERVICE OF THE THOMSON FINANCIAL NETWORK

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                    UCAR INTERNATIONAL INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED                SIX MONTHS ENDED
                                                             ------------------------------      ----------------------------
                                                                    JUNE 30,     JUNE 30,            JUNE 30,     JUNE 30,
                                                                      2000         2001                2000         2001
                                                                      ----         ----                ----         ----

      Net sales                                                     $    199    $    171             $    394    $    342
      Cost of sales                                                      143         120                  281         242
                                                                    --------    --------             --------    --------
         Gross profit                                                     56          51                  113         100
      Research and development                                             2           3                    5           6
      Selling, administrative and other expenses                          23          19                   47          40
      Other (income) expense, (net)                                       (1)         --                   (1)         --
      Antitrust investigations and related lawsuits and claims            --          10                   --          10
      Securities class action and stockholder derivative lawsuits         (1)         --                   (1)         --
      Restructuring charge                                                --          58                    6          58
                                                                    --------    --------             --------    --------
         Operating profit (loss)                                          33         (39)                  57         (14)
      Interest expense                                                    18          16                   39          35
                                                                    --------    --------             --------    --------
         Income (loss) before provision for income taxes                  15         (55)                  18         (49)
      Provision for income taxes                                           4         (16)                   4         (14)
                                                                    --------    --------             --------    --------
         Income (loss) of consolidated entities                           11         (39)                  14         (35)
      Minority stockholders' share of income                              --          --                    1           1
                                                                    --------    --------             --------    --------
         Income (loss) before extraordinary item                          11         (39)                  13         (36)
      Extraordinary item, net of tax                                      --          --                   13          --
                                                                    --------    --------             --------    --------
         Net income (loss)                                          $     11    $    (39)            $   --      $    (36)
                                                                    ========    ========             ========    ========

      BASIC EARNINGS (LOSS) PER COMMON SHARE:
         Income (loss)before extraordinary item                     $   0.24    $  (0.87)            $   0.28    $  (0.80)
         Extraordinary item, net of tax                                   --          --                (0.28)         --
                                                                    --------    --------             --------    --------
         Net income (loss) per share                                $   0.24    $  (0.87)            $     --    $  (0.80)
                                                                    ========    ========             ========    ========
         Weighted average common shares outstanding
           (in thousands)                                             45,138      45,346               45,127      45,284
                                                                    ========    ========             ========    ========

      DILUTED EARNINGS (LOSS) PER COMMON SHARE:
         Income before extraordinary item                           $   0.24                         $   0.28
         Extraordinary item, net of tax                                   --                            (0.28)
                                                                    --------                         --------
         Net income per share                                       $   0.24                           $   --
                                                                    ========                         ========
         Weighted average common shares outstanding
           (in thousands)                                             45,734                           45,959
                                                                    ========                         ========